     FIRST AMENDMENT, dated as of June 30, 2008, (this “Amendment”), among The Bear Stearns Companies Inc. (the “Company”), JPMorgan Chase & Co. (the “Guarantor”) and The Bank of New York, as trustee (the “Guarantee Trustee”), to the Preferred Securities Guarantee Agreement, dated as of May 10, 2001 (the “Securities Guarantee”), between the Company and the Guarantee Trustee.

RECITALS

     WHEREAS, the Company and the Guarantee Trustee have heretofore entered into the Securities Guarantee for the benefit of the Holders (as defined therein) of the Preferred Securities (as defined therein);

     WHEREAS, Section 9.2 of the Securities Guarantee permits, without the consent of any Holders of Preferred Securities, amendments to the Securities Guarantee which do not adversely affect the rights of the Holders of Preferred Securities in any material respect;

     WHEREAS, the Guarantor is not under any obligation to guarantee any of the Company’s obligations under the Preferred Securities;

     WHEREAS, pursuant to the request of the Company, the Guarantee Trustee has agreed to amend certain provisions of the Securities Guarantee as set forth below;

     WHEREAS, the Guarantee Trustee has received (1) a copy of a resolution of the board of directors of the Company authorizing the execution and delivery by the Company of this Amendment, and (2) an Officers’ Certificate pursuant to Section 3.2(a)(ii) of the Securities Guarantee; and

     WHEREAS, all things necessary to make this Amendment a valid agreement of the Company in accordance with its terms have been done;

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantor, the Company and the Guarantee Trustee covenant and agree for the equal and ratable benefit of the Holders of the Preferred Securities as follows:

1.      Defined Terms. Except as otherwise expressly provided or unless the context otherwise requires, all terms used herein which are defined in the Securities Guarantee shall have the meanings assigned to them in the Securities Guarantee.

2.      Guarantee. The Guarantor hereby makes the guarantee contained in Appendix A hereto with respect to the obligations and liabilities of the Company in respect of the Preferred Securities and the Securities Guarantee. For the avoidance of doubt, Appendix A is incorporated into this Amendment in its entirety and forms a part hereof.

3.      Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof.

4.      Jurisdiction. The parties hereto agree that any and all suits, actions and proceedings to enforce any and all rights or obligations relating to the subject matter of this Amendment, or to resolve any dispute arising hereunder, shall be brought exclusively before the New York State or federal courts located in the State of New York, County of New York, and hereby consent to the jurisdiction of such courts. The parties hereto hereby waive any objection to venue of such suit, action or proceeding brought in such courts and any claim that any such suit, action, or proceeding has been brought in an inconvenient forum.

5.      Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO OR ARISING OUT OF THIS AMENDMENT.

6.      Effectiveness. This Amendment shall be effective as of the close of business on the date hereof.

7.      Counterparts. This Amendment may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

8.      Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction of this Amendment.

9.      Ratification of Securities Guarantee; Amendment Part of Securities Guarantee. Except as expressly amended hereby, the Securities Guarantee is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Amendment shall form a part of the Securities Guarantee for all purposes, and every holder of Preferred Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

10.      Guarantee Trustee Makes No Representation. The recitals contained herein shall be taken as statements of the Company or the Guarantor, and the Guarantee Trustee assumes no responsibility for their correctness. The Guarantee Trustee makes no representation as to the validity or sufficiency of this Amendment.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

THE BEAR STEARNS COMPANIES INC.

By: /s/ Michael Cavanagh
Michael Cavanagh
President

JPMORGAN CHASE & CO.

By: /s/ Michael Cavanagh
Michael Cavanagh
Executive Vice President and Chief Financial
Officer

THE BANK OF NEW YORK, AS GUARANTEE
TRUSTEE

By: /s/ Timothy Casey
Name: Timothy Casey
Title: Assistant Treasurer

APPENDIX A

                 This GUARANTEE, dated effective as of June 30, 2008 (this “Guarantee”), is made by JPMORGAN CHASE & CO., a Delaware corporation and multi-bank financial holding company headquartered in New York, New York (“Guarantor”).

W I T N E S S E T H :

                 WHEREAS, Guarantor has agreed at the request of The Bear Stearns Companies Inc., a Delaware corporation (“Obligor”), in accordance with the terms and conditions hereof, to guarantee the payment of all liabilities and obligations (each such liability or obligation, an “Obligation”) of Obligor in its capacity as guarantor of the preferred securities (the “Preferred Securities”) of Bear Stearns Capital Trust III, a Delaware statutory business trust (the “Trust”), under the Preferred Securities Guarantee Agreement, dated as of May 10, 2001, between Obligor and The Bank of New York, as trustee, (as amended, supplemented or modified from time to time, the “Underlying Guarantee”), such Guarantee to be for the benefit of each holder from time to time of a Preferred Security (all such holders, collectively, the “Beneficiaries”);

                 NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby agrees as follows:

(1)	Guarantee. Guarantor absolutely, fully and unconditionally guarantees to each Beneficiary and its successors and permitted assigns the timely and complete payment when due, whether by acceleration or otherwise, of all Obligations to such Beneficiary. If Obligor fails to meet any
Obligation in full when due, Guarantor shall, as an independent obligation, promptly upon written notice to Guarantor of such failure from the applicable Beneficiary or its agent, meet such
Obligation to such Beneficiary in accordance with all terms and provisions of such Obligation, as if such payment were made by Obligor.

(2)	Guarantee of Payment, not Collection. This Guarantee is a guarantee of payment and not of collection only and shall be binding on Guarantor’s successors and assigns. The Beneficiaries shall not be required to exhaust any right or remedy or to take any action or file any claim against
Obligor or any other person or entity or any collateral as a condition to payment by Guarantor hereunder.

(3)	Guarantee Irrevocable. This Guarantee is a continuing guarantee of all Obligations now or hereafter existing, and shall remain in full force and effect until the earliest to occur of (A)
complete payment of all Obligations, (B) none of the Preferred Securities remains outstanding or
(C) the express assumption by the Guarantor of the obligations of Obligor under the Underlying
Guarantee.

(4)	Guarantee Absolute. Guarantor guarantees that the Obligations shall be timely paid strictly in accordance with all applicable written terms and provisions thereof. Guarantor’s liability hereunder is absolute and unconditional irrespective of any matter or circumstance whatsoever with respect to the Obligations which might constitute a defense available to, or discharge of,
Obligor or a guarantor, including, without limitation:

(a) any change in the amount, time, manner or place of payment of, or in any other term of, any Obligation, or any other amendment or waiver of or any consent to departure from any terms of any Obligation;

(b) any release, surrender or amendment or waiver of, or consent to departure from, any other guarantee or support document, or any exchange, release or non-perfection of any security, collateral or other credit support, for any Obligation;

(c) any lack of validity or enforceability of any Obligation;

(d) any injunction, stay or similar action in any bankruptcy, insolvency or other proceeding or rehabilitative action barring or limiting payment of any Obligation by Obligor;

(e) the absence of any action to enforce any Obligation or any collateral therefor;

(f) the rendering of any judgment against Obligor or any action to enforce the same;

(g) any order is made by any competent court or authority for the winding up or dissolution of Obligor or Obligor admits in writing its inability to pay or meet its debts as they may mature or suspends or threatens to suspend payment of its debts or if proceedings are initiated against Obligor under any applicable liquidation, insolvency, composition, reorganization or other similar laws, or an application is made (or documents filed with a court) for the appointment of an administrative or other receiver, manager, administrator or other similar officer or any such person is appointed in respect of the whole or a substantial part of the assets or undertakings of Obligor or Obligor convenes a meeting of its creditors or makes or proposes to make any arrangements or compositions with or any assignment for the benefit of its creditors or if some event having an equivalent effect occurs;

(h) any event or circumstance constituting fraud in the inducement or any other similar event or circumstance; and

(i) any lack or limitation of status, capacity or power, or any incapacity or disability, of
Obligor, or of any other guarantor or obligor in respect of any Obligation, or any change whatsoever in the objects, capital structure, constitution or business of Obligor.

(5)	Subordination. This Guarantee will constitute an unsecured obligation of the Guarantor and will rank subordinate and junior in right of payment to all present and future Senior Indebtedness of the Guarantor (as defined in that certain Third Supplemental Indenture of even date herewith to the Indenture dated as of December 16, 1998, between Obligor and The Bank of New York, as trustee). This Guarantee will rank pari passu with all other guarantees (if any) issued by the
Guarantor with respect to capital securities (if any) to be issued by other trusts to be established by Obligor (if any). By its acceptance of this Guarantee, each Beneficiary agrees to the foregoing provisions of this Guarantee.

(6)	Waiver of Defenses. Guarantor hereby waives diligence, presentment, demand of payment
(except as provided in paragraph (1)), any right to require a proceeding against Obligor, protest or notice with respect to the Obligations and all demands whatsoever, and covenants that this
Guarantee shall not be discharged except by complete payment of the Obligations. The grant of time or other indulgence to Obligor shall in no manner release Guarantor from any of its obligations hereunder.

(7)	Reinstatement. This Guarantee shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any Obligation is rescinded or must otherwise be returned by a Beneficiary upon the insolvency, bankruptcy or reorganization of Obligor or otherwise, all as though the payment had not been made; provided that such payment shall be made only to the extent not already made.

(8)	Subrogation. Guarantor shall be subrogated to all rights of the relevant Beneficiaries against
Obligor in respect of any amounts paid by Guarantor hereunder; provided that all rights of
Guarantor against Obligor arising as a result thereof shall in all respects be subordinate and junior to the prior payment in full of all Obligations.

(9)	Representations/Warranties. Guarantor represents and warrants to each Beneficiary that, as of the date hereof:

(a) It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

(b) It has the full power and authority to execute and deliver this Guarantee and to perform its obligations hereunder; it has taken all necessary action to authorize such execution, delivery and performance;

(c) This Guarantee constitutes a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, receivership or other similar laws affecting the rights of creditors generally, or by general principles of equity; and

(d) No authorization, approval or consent of, and no filing or registration with, any governmental authority of the United States of America or any State or District thereof is necessary for the execution, delivery or performance by Guarantor of this Guarantee or for the validity or enforceability hereof.

(10)	Notices. Any notice or communication required or permitted to be made under this Guarantee shall be made in writing and sent to Guarantor at the following address:

JPMorgan Chase & Co.
270 Park Avenue
New York, New York 10017-2070
Attn: Treasury Department, Regulatory and Guarantee Group - Peter W. Smith
Phone: 212-270-5815
Facsimile: 212-270-0819

A notice shall be effective when received by Guarantor.

(11)	Captions. The headings and captions in this Guarantee are for convenience only and shall not affect the interpretation or construction of this Guarantee.

(12)	Not Insured. This Guarantee is not insured by the Federal Deposit Insurance Corporation of the
United States of America.

(13)	GOVERNING LAW. THIS GUARANTEE AND ALL MATTERS ARISING OUT OF OR
RELATING TO THIS GUARANTEE SHALL BE GOVERNED BY, AND THIS
GUARANTEE SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE

STATE OF NEW YORK, UNITED STATES OF AMERICA, WITHOUT GIVING EFFECT TO
CHOICE OF LAW DOCTRINE.